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Exhibit 5

        December 27, 2002

NeoMagic Corporation
3250 Jay Street
Santa Clara, CA 95054

  RE:
  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 27, 2002 (the "Registration Statement") in connection with the registration of additional securities under the Securities Act of 1933, as amended, of an aggregate of 700,000, 500,000 and 1,600,000 shares of your Common Stock, par value $0.001 per share (collectively, the "Shares"), reserved for issuance under the 1997 Employee Stock Purchase Plan, the Amended 1993 Stock Plan, the 1998 Nonstatutory Stock Option Plan (collectively, the "Plans"), respectively. As counsel for NeoMagic Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plans.

        It is our opinion that, when issued and sold in accordance with the applicable prospectus delivery requirements and in the manner or manners referred to in the Plans and pursuant to the respective agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendment thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati

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  Exhibit 5